SECURED PROMISSORY NOTE


$200,000.00                                                   November 4, 2005
                                                         Riverside, California


     FOR VALUE RECEIVED, ITECHEXPRESS, INC., a Nevada corporation ("Maker"), promise to pay to SENIOR HOSPITALITY CORPORATION, a California nonprofit public benefit corporation ("Holder"), or order, at such place as Holder may from time to time designate by written notice to Maker, the principal sum of Two Hundred Thousand and NO/100 Dollars ($200,000.00), with interest thereon at the rate established in Section 2 hereof. Principal and interest will be due and payable in lawful money of the United States of America without set-off, deduction, or counterclaim.

     1. Payment. One payment ("Payment") in the amount of the principal sum of Two Hundred Thousand Dollars plus accrued but unpaid interest shall be payable on or before January 3, 2006 (the "Due Date").

     2.   Interest.   The interest payable hereunder shall be seven percent
(7%) per annum computed from the date hereof through the date of the Payment.

     3.   Late Charge.   Maker acknowledges that late payment to Holder will
cause Holder to incur costs not contemplated by this loan. Therefore, if the Payment is not made on or before the due date therefor, Maker will pay to Holder an additional sum of five percent (5%) of the amount of the overdue amount as a late charge. The parties agree that this late charge represents a reasonable sum considering all then circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Holder will incur by reason of late payment. The parties further agree that proof of actual damages would be costly or inconvenient. Acceptance of the late charge will not constitute a waiver of the default with respect to the overdue amount and will not prevent Holder from exercising any of the other rights and remedies available to Holder. Maker's payment will be credited first to late charges due under the terms of this Note, then to interest then due, then to principal.

     4. Acceleration. Subject to Section 12 of this Note, if an "Event of Default" (as that term is defined in Section 4.2 of that certain Stock Pledge Agreement, of even date herewith, to which Holder and Maker are parties ("Pledge Agreement")) occurs, then the entire principal sum and accrued interest will at once become due and payable, without notice, at the option of Holder of this Note. Failure to exercise such option will not constitute a waiver of the right to exercise it in the event of any subsequent default.

     5. Attorneys' Fees. Maker agrees to pay the following costs, expenses, and attorneys ' fees paid or incurred by Holder of this Note, or adjudged by a
Court: (i) reasonable costs of collection, costs, expenses, and attorneys' fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of such and such sum as the Court may adjudge as attorney's fees in an action to enforce payment of this Note or any part of it. Notwithstanding the above, Maker shall not be obligated to pay any costs or attorney's fees in any action in which it is the prevailing party over Holder.

     6. Waiver. Maker waives presentment, protest, notice of dishonor and non-payment.

     7. Prepayment. Maker shall have the right at any time to prepay the Payment without any prepayment penalty.

     8. Notice. All notices under this Note shall be in writing and shall be delivered as set forth in that certain Stock Purchase Agreement, of even date herewith, to which Holder and Maker are parties ("Stock Purchase Agreement").

     9. Miscellaneous. This Note and each of the terms hereof shall be binding upon Maker's successors and assigns. No failure on the part of Holder hereunder to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver hereof; nor shall any single or partial exercise or any right or power or remedy hereunder preclude any other or further exercise of any right, power or remedy.

     10. Assignment. This Note may not be assigned by either party without the written consent of the other party.

     11. Security. This Note is given pursuant to the Stock Purchase Agreement, and is secured by the Pledge Agreement in favor of Holder.

     12. Cure Period. Unless an Event of Default has occurred, in the event Maker does not make the Payment on the Due Date, Holder shall not take any judicial action to enforce this Note for ten (10) calendar days following the Due Date ("Cure Period"). During the Cure Period, Maker may satisfy all of its obligations under this Note by paying to Holder (i) the Payment and (ii) the late charge required by Section 3 of this Note.



                  ("Maker"):

                  ITECHEXPRESS, INC.
                  a Nevada corporation


                  By:   /s/ David Walters
                  Name: David Walters
                  Its:   President


                  By:   /s/ Keith Moore
                  Name: Keith Moore
                  Its:   Secretary